Exhibit (c)(12)

December 13, 2013 Fairness Opinion Materials Regarding: Project WILDCATS Strictly Private & Confidential

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I. Transaction Summary II. TIGER Overview III. LION Overview IV. Pro Forma Analysis V. Appendix

I. Transaction Summary

Transaction Summary & Multiples Consideration: Structure: LION Fund Holdings L.P. to acquire 100% of TIGER shares which would operate as a subsidiary with TIGER’s existing perpetual preferred and debt obligations remaining outstanding at the TIGER level 0.510 exchange ratio 100% Units, with any gains taxable Aggregate consideration to TIGER shareholders of $2,533(1) million Per share consideration to TIGER shareholders of $12.37(1)(2) Pro Forma Ownership: TIGER shareholders will own approximately 12.7% of the fully diluted combined company 1. Based on LION closing price of $24.25 on 12/12/13 2. Based on fully diluted shares of 204,824,159 (excludes anti-dilutive effect of options with a weighted-average strike price of $20.00) 3. See page 13 4. See page 14 Source: SNL Financial and company documents 1. Based on common shares outstanding of 204,824,159 2. 7 Affiliated-Party transactions 3. 11 Asset Vehicle transactions Source: SNL Financial and company filings ($ in millions, Except Per Share) TIGER Per Share Information Proposed Transaction Median Multiples for Affiliated-Party Transactions (3) Median Multiples for Asset Vehicle Transactions (4) Per Share Transaction Value (1) - $12.37 - - Implied Aggregate Transaction Value (1)(2) - $2,533 - - Price / Book $10.42 1.19x - 1.03x Premium to Current Share Price $9.19 34.6% 23.7% 8.4%

II. TIGER Overview

TIGER Historical Financial Performance

($ in thousands, except per share amounts)

	2010	2011	2012	9 Mos. Ended 9/30/2012	9 Mos. Ended 9/30/2013
Total Revenue	$505,359	$542,021	$555,473	$421,818	$406,396
Net Income	371,064	318,072	348,230	271,217	224,354
EPS (Diluted)	$2.32	$1.75	$1.87	$1.48	$1.01
ROAA	4.4%	3.7%	4.1%	4.2%	3.5%
ROAE	28.3%	18.7%	19.7%	20.0%	12.9%
Book Value Per Share	$9.24	$9.41	$10.31	$10.09	$10.42
Debt / Equity	4.0x	4.0x	3.5x	3.5x	2.3x
Assets					
Cash and cash equivalents	313,829	392,154	237,606	331,366	221,986
Restricted cash and cash equivalents	571,425	399,620	896,396	735,099	509,688
Corporate loans, net of allowance for loan losses	6,321,444	6,443,399	5,947,857	5,845,421	6,153,072
Total assets	**$8,418,412**	**$8,647,228**	**$8,358,879**	**$8,255,152**	**$8,471,991**
Liabilities					
Collateralized loan obligation secured notes	5,630,272	5,540,037	5,122,338	5,013,433	4,903,438
Total liabilities	**$6,775,364**	**$6,971,396**	**$6,519,757**	**$6,454,727**	**$5,976,939**
Shareholders' equity					
Preferred Stock	0	0	0	0	361,622
Common Stock[1]	1,643,048	1,675,832	1,839,122	1,800,425	2,133,430
Total shareholders' equity	**1,643,048**	**1,675,832**	**1,839,122**	**1,800,425**	**2,495,052**
Total liabilities and shareholders' equity	**$8,418,412**	**$8,647,228**	**$8,358,879**	**$8,255,152**	**$8,471,991**
Distributions Per Share	$0.43	$0.67	$0.86	$0.65	$0.68

Note: Balance sheet as of GAAP
1. Includes common stock, AOCI and accumulated deficit
Source: SNL Financial and company filings

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TIGER One Year Stock Performance TIGER One Year Price and Volume TIGER One Year Comparative Price Appreciation Market data as of December 12, 2013 Source: SNL Financial 124% 88% 102% 105% High: $11.67 Low: $9.11 VWAP: $10.57

TIGER Three Year Stock Performance TIGER Three Year Comparative Price Appreciation TIGER Three Year Price and Volume Market data as of December 12, 2013 Source: SNL Financial 89% 143% 101% 99% High: $11.67 Low: $7.05 VWAP: $9.72

TIGER Three Year Premium to Book Value Performance Quarterly Book Value Per Share and P / BV Multiples Since January 1, 2011 Pricing as of 12/12/13 Source: SNL Financial 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 12/31/10 03/31/11 06/30/11 09/30/11 12/31/11 03/31/12 06/30/12 09/30/12 12/31/12 03/31/13 06/30/13 09/30/13 Book Value Per Share Price/Book Price / Book Value Ratios High 1.23x Low 0.71x Mean 0.99x Median 1.00x

TIGER Comparable Group Analysis

($ in millions except share price)

						Valuation					Total Return	
						Price/						
Company	Ticker	Share Price ($)	Market Cap ($mm)	Total Assets ($mm)	LTM ROE (%)	NAV (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	2015 Est. EPS (x)	Current Dividend Yield[1] (%)	Three Month (%)	One Year (%)
Business Development Companies												
Ares Capital Corporation	ARCC	17.32	5,119	7,754	12.9	1.06	10.6	10.5	9.7	8.8	2.1	10.6
Prospect Capital Corporation	PSEC	11.07	3,146	4,784	10.2	1.03	8.7	8.8	8.8	12.0	(0.5)	16.3
Apollo Investment Corporation	AINV	8.64	1,942	3,140	8.0	1.04	9.8	10.0	9.4	9.3	6.2	15.2
Main Street Capital Corporation	MAIN	31.75	1,262	1,239	15.3	1.59	15.8	14.0	NA	6.2	8.4	18.9
Fifth Street Finance Corp.	FSC	9.01	1,254	2,072	9.3	0.92	8.8	8.5	7.6	11.1	(12.4)	(4.6)
Hercules Technology Growth Capital, Inc.	HTGC	16.73	1,033	1,228	17.2	1.61	13.7	12.9	12.1	7.4	14.7	71.7
Solar Capital Ltd.	SLRC	22.52	997	1,256	7.2	1.01	11.9	12.8	11.9	7.1	2.3	8.1
PennantPark Investment Corporation	PNNT	11.72	780	1,153	13.3	1.12	18.3	10.3	NA	9.6	3.3	20.9
Triangle Capital Corporation	TCAP	27.90	772	807	18.5	1.75	12.4	12.1	NA	7.7	(2.2)	22.1
Golub Capital BDC, Inc.	GBDC	18.42	797	1,092	9.1	1.21	14.0	12.7	11.6	6.9	8.0	26.9
Blackrock Kelso Capital Corporation	BKCC	9.60	714	1,194	9.1	1.02	10.8	9.9	10.0	10.8	0.6	7.7
New Mountain Finance Corporation	NMFC	14.89	672	548	12.5	1.04	9.7	10.8	NA	9.1	3.1	13.7
TICC Capital Corp.	TICC	10.53	562	1,022	12.6	1.06	10.0	9.3	9.2	11.0	7.8	17.2
THL Credit, Inc.	TCRD	16.20	549	598	10.7	1.21	11.2	11.3	10.8	8.4	7.1	26.1
Medley Capital Corporation	MCC	13.96	561	776	10.2	1.10	12.2	8.6	8.5	10.6	5.1	12.9
TCP Capital Corp.	TCPC	16.49	512	729	9.0	1.09	10.1	10.0	NA	8.7	6.3	26.4
Median		15.55	789	1,173	10.5	1.08	11.0	10.4	9.7	9.0	4.2	16.7
Mean		16.05	1,292	1,837	11.6	1.18	11.8	10.8	10.0	9.1	3.7	19.4
Business Development Companies - Senior / Floating Funds												
Solar Senior Capital Ltd.	SUNS	18.21	210	286	4.0	1.02	15.5	13.5	12.6	7.7	2.2	8.7
PennantPark Floating Rate Capital	PFLT	13.73	205	329	9.0	0.97	12.2	12.0	NA	7.9	4.2	16.1
Oxford Lane Capital Corporation	OXLC	16.98	130	146	9.5	1.05	13.6	11.4	NA	14.1	7.5	19.5
Fifth Street Senior Floating Rate Corp.	FSFR	13.39	89	101	NA	0.88	41.8	12.4	NA	6.0	(1.3)	(1.3)
Median		15.36	167	216	9.0	1.00	14.5	12.2	12.6	7.8	3.2	12.4
Mean		15.58	159	215	7.5	0.98	20.8	12.3	12.6	8.9	3.2	10.7
TIGER	TIGER	9.19	1,882	8,472	13.5	0.88	7.2[2]	8.8[2]	8.0	9.6	(8.5)	(4.3)

Note: Financial data as of MQR and LTM for ROE; pricing data as of December 12, 2013

1. Dividend yield computed as most recent quarterly dividend annualized divided by closing share price
2. Compass Point estimates are excluded

Source: SNL Financial

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Research Analysts’ Views, Price Targets and Recommendations 1. Mean excludes Compass Point estimates as they are dated Source: SNL Financial, Bloomberg and FactSet Analyst Recommendations Mean Analyst Estimates(1) 4 Analysts (66.7%) 2 Analysts (33.3%) Buy Hold $1.27 $1.05 2013 2014 Stephens John Hecht Overwei ght $12.50 $1.38 $1.06 10/24/2013 Compass Poi nt Jason Stewart Buy $12.00 $1.62 $1.63 7/26/2013 JefferiesDani el Furtado Hol d $12.00 $1.27 $1.11 10/24/2013 Deutsche Bank Stephen Laws Buy $11.50 $1.25 $1.01 10/24/2013 FBR Capi tal Markets Scott Valentin Hold $10.50 $1.25 $1.07 10/24/2013 Wel ls Fargo Securi ties Joel Houck Buy NA $1.21 $1.00 10/24/2013

TIGER Share Buyback Analysis Note: Assumes 7.50% coupon debt is issued for share buyback 1. Mean analyst estimate for TIGER is 2014E multiplied by EPS LTGR of 10% Source: SNL Financial TIGER $200 Million Share Buyback - 2015 Impact Stand-Alone $9.19 $9.25 $9.50 $9.75 $10.00 TIGER 2015 EPS (1) $1.16 $1.21 $1.21 $1.21 $1.20 $1.20 Accretion / (Dilution) ($) - $0.06 $0.05 $0.05 $0.05 $0.04 (%) - 4.8% 4.7% 4.4% 4.1% 3.8% TIGER Pro Forma Book Value (As of September 30, 2013) $10.42 $10.56 $10.55 $10.52 $10.49 $10.46 Accretion / (Dilution) ($) - $0.14 $0.13 $0.10 $0.07 $0.04 (%) - 1.4% 1.3% 1.0% 0.7% 0.4%

Comparable Transactions: Affiliated-Party Financial Services

Annc. Date	Buyer	Target	Deal Value ($ mm)	Stock Price Before Initial Offer or Rumor	Initial Offer[1]	Final Offer	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
11/12/2012	Annaly Capital Management Inc	CreXus Investment Corp	$876	$11.10	$12.50	$13.05	4	12.6%	17.6%	4.4%
11/12/2012	Leucadia National Corp	Jefferies Group Inc	$2,924	$14.27	$16.46	$17.66	2	15.4%	23.7%	7.3%
10/13/2008	Banco Santander SA	Sovereign Bancorp Inc	$1,910	$3.81	$3.81	$3.81	1	0.0%	0.0%	0.0%
08/12/2008	Bank of Tokyo-Mitsubishi UFJ Ltd	UnionBanCal Corp,CA	$3,808	$53.02	$58.00	$73.50	3	9.4%	38.6%	26.7%
03/10/2008	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	$2,471	$40.00	$47.20	$52.25	3	18.0%	30.6%	10.7%
07/17/2007	Alfa Mutual	Alfa Corp	$833	$15.20	$17.60	$22.00	5	15.8%	44.7%	25.0%
11/20/2006	Toronto-Dominion Bank	TD Banknorth Inc	$3,201	$28.81	$32-34	$32.33	6	14.5%	12.2%	(2.0%)
						Mean	3.4	12.2%	23.9%	10.3%
						Median	3.0	14.5%	23.7%	7.3%
--	LION	TIGER	$2,533	$10.00	$10.56	$12.37	4	5.6%	23.7%	17.1%

1. When a range of values is expressed the analysis assumes that the mid-point of the range is used for purposes of any calculations
Source: SNL Financial, Thompson IB, SEC filings

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Comparable Transactions: Asset Vehicles

Date Announced	Target	Type	Buyer	Target Type	Premium on Announcement[1]	Premium to NAV/Book[2]	% Stock	% Cash
10/22/13	Cole Real Estate Investments, Inc.	Net Lease	American Realty Capital Properties, Inc.	REIT[3]	13.8%	23.0%	81%	19%
09/04/13	Thomas Properties Group, Inc.	Office	Parkway Properties, Inc.	REIT[3]	12.0%	NM	100%	0%
06/03/13	Colonial Properties Trust	Apartment	Mid-America Apartment Communities, Inc.	REIT[3]	0.7%	(8.4)%	100%	0%
05/28/13	CapLease, Inc.	Net Lease	American Realty Capital Properties, Inc.	REIT[3]	19.7%	16.9%	0%	100%
01/30/13	CreXus Investment Corp.	Mortgage	Annaly Capital Management, Inc.	REIT[3]	17.1%	NM	0%	100%
09/06/12	American Realty Capital Trust, Inc.	Net Lease	Realty Income Corporation	REIT[3]	2.2%	13.3%	97%	3%
07/02/12	Conversus Capital	PE Interests	HarbourVest Partners	PE PCV	5.0%	(18.7)%	>50.1%	<49.9%
12/24/11	Cogdell Spencer Inc.	Healthcare / Medical Office	Ventas, Inc.	REIT[3]	8.4%	(20.0)%	0%	100%
04/21/11	Absolute Private Equity	PE Fund of Funds	HarbourVest Partners	PE PCV	1.5%	(28.6)%	0%	100%
02/27/11	Nationwide Health Properties, Inc.	Healthcare	Ventas, Inc.	REIT[3]	15.5%	56.3%	100%	0%
01/30/11	ProLogis	Industrial	AMB Property Corporation	REIT[3]	(0.2)%	NM	100%	0%
Mean					8.7%	4.2%		
Median					8.4%	2.5%		
--	TIGER	--	LION	--	34.6%	18.7%	100%	0%

1. Represents offer premium to share price
2. Represents offer premium to NAV or book, as the case may be, per share
3. Indicates internally managed investment vehicle

Source: SNL Financial

SANDLER O'NEILL + PARTNERS 14

TIGER Valuation Analysis TIGER 2013 and 2014 estimated earnings per share based on mean analysts’ estimate 2015 – 2017 estimated earnings per share based on 10% mean analysts’ long-term growth estimate Quarterly dividend of $0.22 per share based on TIGER management guidance Source: SNL Financial, Ibbotson and Bloomberg Calculation of Discount Rate: 12/31/2013 12/31/2014 12/31/2015 12/31/2016 12/31/2017 10 Year Treasury Bond 2.88% Net Income $260 $215 $237 $260 $286 2 Year Beta of Stock 87.00% Earnings Per Share $1.27 $1.05 $1.16 $1.27 $1.40 Equity Risk Premium 5.70% Dividends $0.88 $0.88 $0.88 $0.88 $0.88 Discount Rate 7.84% Tangible Book Value $10.44 $10.61 $10.89 $11.28 $11.79 Present Value per Share Based on Dividend Yield; Net Present Value for Period Ending 12/2017 $10.95 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% Assumptions: 7.0% 13.45 12.17 11.17 10.37 9.72 9.17 Stock Price as of 12/12/2013 $9.19 7.8% 13.18 11.92 10.95 10.17 9.53 9.00 Projected Quarterly Distributions $0.22 Discount 8.0% 13.13 11.88 10.91 10.13 9.50 8.97 Discount Rate 7.84% Rate 9.0% 12.81 11.60 10.66 9.90 9.28 8.77 Shares Outstanding in 2017 (mm) 205 10.0% 12.51 11.33 10.41 9.68 9.08 8.58 11.0% 12.22 11.07 10.18 9.46 8.88 8.39 12.0% 11.94 10.82 9.95 9.25 8.69 8.21 Present Value per Share Based on Dividend Yield and a Discount rate of 7.85%; Net Present Value for Period Ending 12/2017 $10.95 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% (25.0%) 9.88 8.94 8.21 7.63 7.15 6.75 Under Consensus (20.0%) 10.54 9.54 8.76 8.14 7.63 7.20 (15.0%) 11.20 10.14 9.31 8.64 8.10 7.65 (10.0%) 11.86 10.73 9.85 9.15 8.58 8.10 (5.0%) 12.52 11.33 10.40 9.66 9.06 8.55 Match Consensus 0.0% 13.18 11.92 10.95 10.17 9.53 9.00 5.0% 13.84 12.52 11.50 10.68 10.01 9.45 10.0% 14.49 13.12 12.04 11.19 10.49 9.90 15.0% 15.15 13.71 12.59 11.70 10.96 10.35 Exceed Consensus 20.0% 15.81 14.31 13.14 12.20 11.44 10.80 25.0% 16.47 14.90 13.69 12.71 11.91 11.25 Present Value per Share Based on Tangible Book Value; Net Present Value for Period Ending 12/2017 $8.72 80% 90% 100% 110% 120% 130% 7.0% 7.20 8.10 9.00 9.90 10.80 11.70 7.8% 6.98 7.85 8.72 9.59 10.46 11.34 Discount 8.0% 6.93 7.80 8.67 9.54 10.40 11.27 Rate 9.0% 6.68 7.52 8.35 9.19 10.03 10.86 10.0% 6.44 7.25 8.05 8.86 9.67 10.47 11.0% 6.21 6.99 7.77 8.55 9.32 10.10

III. LION Overview

LION Historical Financial Performance Note: Balance sheet based on GAAP Source: SNL Financial and company filings ($ in millions, except per share amounts) 9 Mos. Ended 9 Mos. Ended 2010 2011 2012 9/30/2012 9/30/2013 Fee Related Earnings $318 $417 $320 $234 $292 Economic Net Income (ENI) 2,140 751 2,131 1,783 1,406 ENI / Unit $2.83 $0.73 $2.90 $2.42 $1.90 ROAA 22.9% 2.2% 18.7% 20.5% 13.4% ROAE 24.6% 2.4% 20.3% 22.3% 14.8% AUM $60,998 $59,009 $75,528 $66,279 $90,169 Fee Paying AUM $46,011 $46,397 $60,846 $50,266 $73,612 Assets Cash and cash equivalents 1,435 1,774 1,818 1,603 1,549 Investments $36,450 $37,495 $40,698 40,941 44,263 Total assets $38,391 $40,378 $44,426 $43,649 $48,160 Total liabilities $2,391 $2,693 $3,021 $3,008 $4,652 Total shareholders' equity 36,000 37,409 40,943 40,168 42,934 Total liabilities and shareholders' equity $38,391 $40,378 $44,426 $43,649 $48,160 Total Distributable Earnings - $783 $1,449 $903 $946 Total Distributions / Unit $0.60 $0.74 $1.22 $0.52 $0.92

LION Comparable Group Analysis

Company Name	Ticker	Closing Price ($)	% of 52 Week High (%)	Publicly Floated Market Cap ($M)	Fully Diluted Market Cap ($M)	Enterprise Value ($M)	Current AUM ($M)	2015E Dividend Yield	LTM AUM Growth (%)	ADTV ($M)	Price / Economic Net Income 2012 Adj (x)	Price / Economic Net Income 2013E (x)	Price / Economic Net Income 2014E (x)	Price / Economic Net Income 2015E (x)	Implied ENI Growth 12Adj-13 (%)	Implied ENI Growth 13-14 (%)
Alternative Asset Managers																
Apollo Global Management, LLC	APO	$ 29.70	85%	$ 4,268	$ 11,173	$ 13,038	$ 112,687	7.5%	3%	$ 25.6	7.8x	6.8x	9.7x	9.9x	14%	(30%)
The Blackstone Group, L.P. [1]	BX	28.97	98%	16,490	33,190	40,800	248,065	6.9%	21%	105.5	16.4x	12.3x	9.9x	8.4x	33%	24%
The Carlyle Group, L.P.	CG	32.88	87%	1,621	10,239	10,306	185,024	7.0%	18%	12.3	13.9x	13.1x	10.7x	9.6x	6%	22%
Fortress Investment Group, LLC	FIG	8.52	94%	2,041	4,167	4,170	57,971	6.8%	13%	8.6	16.4x	11.1x	10.5x	9.3x	48%	5%
Oaktree Capital Group, LLC	OAK	54.94	92%	2,101	8,299	8,580	79,818	8.2%	(1%)	12.0	13.6x	9.3x	11.4x	11.8x	47%	(18%)
Och-Ziff Capital Management Group	OZM	14.53	100%	2,322	6,708	6,882	37,808	8.9%	21%	10.9	12.3x	10.0x	10.6x	10.0x	24%	(6%)
Maximum			100%					8.9%	21%	$105.5	16.4x	13.1x	11.4x	11.8x	48%	24%
Median			93%					7.3%	15%	12.1	13.8x	10.5x	10.6x	9.7x	28%	(1%)
Mean			93%					7.6%	12%	29.2	13.4x	10.4x	10.5x	9.8x	29%	(0%)
Minimum			85%					6.8%	(1%)	8.6	7.8x	6.8x	9.7x	8.4x	6%	(30%)
LION	LION	24.25	98%	6,987	17,545	16,716	98,169[2]	6.3%	36%	42.1	8.4x	9.9x	9.8x	8.9x	(15%)	0%

[1] Blackstone's fully diluted shares equal to "Economic Net Income Adjusted Units".

[2] AUM pro forma for pending Avoca acquisition

Notes:

Publicly Floated Market Cap is calculated as total common shares outstanding times closing stock price.

Fully Diluted Market Cap is calculated as (total common shares outstanding, plus any assumed exchangeable units or other ownership converted to common stock, plus the amount of any other in-the-money instruments which are convertible to common stock, such as stock options/awards, restricted stock and non-voting participating preferred stock) times closing stock price.

Enterprise Value equal to Fully Diluted Market Cap, less cash & equivalents (including marketable securities), plus total debt, plus minority interest.

Source: Company filings, Bloomberg, Sandler O'Neill analysis

SANDLER O'NEILL + PARTNERS 18

LION One Year Stock Performance LION One Year Price and Volume LION Comparative Price Appreciation Market data as of December 12, 2013 Source: SNL Financial 124% 172% 176% High: $24.74 Low: $13.85 VWAP: $19.57

LION Three Year Stock Performance LION Three Year Price and Volume LION Three Year Comparative Price Appreciation Market data as of December 12, 2013 Source: SNL Financial 143% 181% 171% High: $24.74 Low: $19.33 VWAP: $16.54

Research Analysts’ Views, Price Targets and Recommendations Source: Bloomberg and FactSet Analyst Recommendations Mean Analyst Estimates 8 Analysts (66.7%) 4 Analysts (33.3%) Buy Hold $2.46 $2.47 2013 2014 Sterne, Agee & Leach Jason Weyeneth Buy $28.00 $2.49 $2.57 10/25/2013 Citi Will i am Katz Buy $28.00 $2.56 $2.26 10/25/2013 Sandler O'Nei l l Michael Ki m Buy $27.00 $2.46 $2.33 10/25/2013 Morgan Stanley Matthew Kell ey Equal Weight $27.00 $2.47 $2.42 11/13/2013 Bank of America Michael Carrier Buy $26.00 $2.48 $2.40 11/8/2013 Keefe, Bruyette & Woods Robert Lee Outperform $26.00 $2.51 $2.75 10/25/2013 Goldman Sachs Marc Irizarry Buy / Neutral $26.00 $2.77 $2.83 10/24/2013 Evercore Partners Warren Gardi ner Equalwieght $25.00 $2.39 $2.36 10/24/2013 Oppenhei mer & Co Chri stopher Kotowskim Outperform $25.00 $1.83 $1.99 10/24/2013 BMO Capital Markets David Chiaverni Market Perform $24.00 $2.42 $2.25 11/13/2013 Credit Suisse Howard Chen Neutral $23.00 $2.65 $2.90 10/24/2013 Wel ls Fargo Securities Christopher Harris Outperform NA $2.49 $2.53 10/25/2013

LION Valuation Analysis LION 2013-2015 estimated Economic Net Income, ENI / Unit and Distributions / Unit based on mean analysts’ estimates 2016-2017 based on 6.9% mean analysts’ mean long-term growth estimates Source: SNL Financial, Ibbotson and Bloomberg Calculation of Discount Rate: 12/31/2013 12/31/2014 12/31/2015 12/31/2016 12/31/2017 10 Year Treasury Bond 2.88% Economic Net Income (ENI) $1,876 $1,980 $2,185 $2,336 $2,497 2 Year Beta of Stock 123.90% ENI / Unit $2.46 $2.47 $2.72 $2.91 $3.11 Equity Risk Premium 5.70% Distributions / Unit $1.21 $1.36 $1.52 $1.62 $1.74 Discount Rate 9.94% Present Value per Share Based on Price / ENI; Net Present Value for Period Ending 12/2017 $28.78 8.0x 9.0x 10.0x 11.0x 12.0x 13.0x Assumptions: 8.0% 25.28 27.74 30.21 32.68 35.14 37.61 Stock Price as of 12/12/2013 $24.25 9.0% 24.66 27.06 29.46 31.86 34.26 36.66 Discount Rate 9.94% Discount 9.9% 24.10 26.44 28.78 31.12 33.45 35.79 Shares Outstanding in 2017 (mm) 716 Rate 10.0% 24.07 26.40 28.74 31.07 33.41 35.74 11.0% 23.50 25.77 28.04 30.31 32.58 34.86 12.0% 22.94 25.15 27.37 29.58 31.79 34.00 13.0% 22.41 24.56 26.72 28.87 31.02 33.18 Present Value per Share Based on Price / ENI and a Discount Rate of 9.94%; Net Present Value for Period Ending 12/2017 $28.78 8.0x 9.0x 10.0x 11.0x 12.0x 13.0x (25.0%) 18.08 19.83 21.58 23.34 25.09 26.84 Under Budget (20.0%) 19.28 21.15 23.02 24.89 26.76 28.63 (15.0%) 20.49 22.47 24.46 26.45 28.44 30.42 (10.0%) 21.69 23.80 25.90 28.00 30.11 32.21 (5.0%) 22.90 25.12 27.34 29.56 31.78 34.00 Match Budget 0.0% 24.10 26.44 28.78 31.12 33.45 35.79 5.0% 25.31 27.76 30.22 32.67 35.13 37.58 10.0% 26.51 29.08 31.66 34.23 36.80 39.37 15.0% 27.72 30.41 33.09 35.78 38.47 41.16 Exceed Budget 20.0% 28.92 31.73 34.53 37.34 40.15 42.95 25.0% 30.13 33.05 35.97 38.90 41.82 44.74

IV. Pro Forma Analysis

LION Pro Forma Transaction Impact Assumptions TIGER: 2014 estimate based on analysts’ mean estimates and 2015 estimate based on 2014 estimate and analysts’ mean long-term growth estimates Assumes that TIGER 2014E EPS (and thereafter) estimates equal distributable income LION: 2014 and 2015 estimates based on analysts’ mean estimates of ENI / Unit, Pre-tax Distributable Earnings and Distributions / Unit Assumed closing date of 1/1/2014 Annual expense synergies of $4.5mm Assumes transaction expenses equal 1.50% of total aggregate consideration Pro forma distributable earnings assumes LION distributes 100% of TIGER earnings per LION management guidance Assumes TIGER GAAP book value of $10.42 at September 30, 2012 equals TIGER’s mark-to-market book value Share / Unit Counts: (As of September 30, 2013 and kept constant) LION Units: 715,755,721 TIGER Shares: 204,824,159 (excludes anti-dilutive impact of 1,932,279 options at $20.00 strike price) Pro Forma Units: 820,216,042

LION Pro Forma Transaction Impact Note: Estimated transaction expenses are excluded from 2014E ENI pro forma impact. 1. Pre-tax distributable earnings of $1.393 billion and $1.565 billion for 2014 and 2015, respectively Source: SNL Financial and analyst estimates $200 Million Share Buyback 2014 2015 EPS / Economic Net Income Impact LION Estimated ENI / Unit $2.47 $2.72 TIGER Estimated EPS $1.05 $1.16 LION Pro Forma LION Estimated ENI / Unit $2.42 $2.67 Accretion / (Dilution) ($) ($0.05) ($0.05) (%) (1.9%) (1.9%) TIGER Pro Forma TIGER Estimated ENI $1.24 $1.36 Accretion / (Dilution) ($) $0.19 $0.20 (%) 17.7% 17.3% Total Distributable Earnings Impact LION LION Total Distributable Earnings (1) $1.95 $2.19 Pro Forma LION Total Distributable Earnings $1.97 $2.20 Accretion / (Dilution) ($) $0.02 $0.02 Distribution Impact LION Distributions / Unit $1.36 $1.52 TIGER Income Distributions $0.88 $0.88 LION Pro Forma LION Distributions / Unit $1.45 $1.62 Accretion / (Dilution) ($) $0.09 $0.10 (%) 6.9% 6.7% TIGER Pro Forma TIGER Income Distribution $0.74 $0.83 Accretion / (Dilution) ($) ($0.14) ($0.05) (%) (15.7%) (6.0%) Book Value Impact Book Value per Adjusted Unit (September 30, 2013) LION $10.07 Pro Forma LION $11.83 Accretion / (Dilution) ($) $1.76 (%) 17.5% TIGER $10.42 Pro Forma TIGER $6.03 Accretion / (Dilution) ($) ($4.39) (%) (42.1%)

LION 2015 Pro Forma Trading Analysis Note: Assumes 2015E Distributable Earnings for Tiger of $1.16 Source: SNL Financial and research estimates Pro Forma Stand-Alone Hold Current Price Multiple Expansion Price / Distributable Earnings 11.1x 11.0x 12.0x 13.0x 14.0x 15.0x 16.0x LION Share Price $24.25 $24.25 $26.40 $28.60 $30.80 $33.00 $35.20 TIGER Value per Share $12.37 $12.37 $13.46 $14.59 $15.71 $16.83 $17.95 Premium to TIGER Current Share Price 34.6% 34.6% 46.5% 58.7% 70.9% 83.1% 95.3% Premium to TIGER 52 Week VWAP 17.0% 17.0% 27.4% 38.0% 48.6% 59.2% 69.8% LION 2015 Distributions / Unit $1.52 $1.62 $1.62 $1.62 $1.62 $1.62 $1.62 Implied Yield 6.3% 6.7% 6.1% 5.7% 5.3% 4.9% 4.6%

V. Appendix

Liquidity Analysis

Deal Price @ 0.51 Exchange Ratio	$12.37		
TIGER - Common Shares Out	204,824,159		
Options @ Strike Price	1,932,279	@	$20.00
Common Stock Equivalents	-		
FD Shares Outstanding	204,824,159		

Implied Deal Value at $12.37 Per Share - $2,533,162,786

Last 5 Trading Days Company	Current Market Value	Last 5 Days Average Daily Stock Volume	Average Daily Stock Price	Average Daily Market Value Traded	Deal Value / Average Daily Market Value
LION - Stand Alone	$6,987,476	1,643,982	$24.18	$39,755,581	64 Days to Trade out of Total Position
TIGER - Stand Alone	$1,882,334	1,645,051	$9.19	$15,124,460	
LION - Pro Forma	$9,520,638 (1)			$54,880,041 (2)	46 Days to Trade out of Total Position

Last 30 Trading Days Company	Current Market Value ($M)	Last 30 Days Average Daily Stock Volume	Average Daily Stock Price	Average Daily Market Value Traded	Deal Value / Average Daily Market Value
LION - Stand Alone	$6,987,476	1,662,826	$23.25	$38,665,399	66 Days to Trade out of Total Position
TIGER - Stand Alone	$1,882,334	1,645,051	$9.49	$15,609,179	
LION - Pro Forma	$9,520,638 (1)			$54,274,578 (2)	47 Days to Trade out of Total Position

Last 90 Trading Days Company	Current Market Value ($M)	Last 3 Months Average Daily Stock Volume	Average Daily Stock Price	Average Daily Market Value Traded	Deal Value / Average Daily Market Value
LION - Stand Alone	$6,987,476	1,769,222	$21.55	$38,121,475	66 Days to Trade out of Total Position
TIGER - Stand Alone	$1,882,334	943,212	$9.94	$9,379,198	
LION - Pro Forma	$9,520,638 (1)			$47,500,673 (2)	53 Days to Trade out of Total Position

Notes:

(1) Total market value for the pro forma company is the sum of buyer's Stand Alone and the Deal Value

(2) The Average Daily Market Value Traded for the pro forma company is estimated to be the sum of the current values for each stand alone company.

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